      AMENDED AND RESTATED SERVICE PLAN AND AGREEMENT

                            with

             OppenheimerFunds Distributor, Inc.

                   For Class A Shares of

             Oppenheimer Strategic Income Fund

This Amended and Restated  SERVICE PLAN AND  AGREEMENT  (the
"Plan") is dated as of the 23rd day of April,  2002,  by and between  Oppenheimer  Strategic Income Fund (the "Fund") and
OppenheimerFunds Distributor, Inc. (the "Distributor").

1.    The Plan.  This  Plan is the  Fund's  written  service
      ---------
plan  for  its  Class  A  Shares  described  in  the  Fund's registration  statement  as of  the  date  this  Plan  takes effect,  contemplated by and to comply with Rule 2830 of the
Conduct  Rules of the  National  Association  of  Securities
Dealers,  Inc.,  pursuant  to which the Fund will  reimburse the  Distributor  for a  portion  of its costs  incurred  in connection  with the  personal  service and  maintenance  of shareholder  accounts  ("Accounts") that hold Class A Shares
(the  "Shares")  of the  Fund.  The Fund may be deemed to be acting  as  distributor  of  securities  of  which it is the issuer,  pursuant to Rule 12b-1 under the Investment Company
Act of 1940  (the  "1940  Act"),  according  to the terms of this Plan. The  Distributor is authorized  under the Plan to pay  "Recipients,"  as  hereinafter  defined,  for rendering
services  and  for  the   maintenance   of  Accounts.   Such
Recipients   are   intended  to  have   certain   rights  as
third-party beneficiaries under this Plan.

2.    Definitions.  As  used  in this  Plan,  the  following
      -----------
terms shall have the following meanings:

(a)   "Recipient"  shall mean any  broker,  dealer,  bank or
other  institution  which:  (i)  has  rendered  services  in connection  with the  personal  service and  maintenance  of
Accounts;  (ii) shall furnish the  Distributor (on behalf of the Fund) with such  information  as the  Distributor  shall reasonably  request to answer  such  questions  as may arise concerning such service;  and (iii) has been selected by the
Distributor   to   receive    payments   under   the   Plan.
Notwithstanding  the  foregoing,  a  majority  of the Fund's
Board of  Trustees  (the  "Board")  who are not  "interested persons"  (as  defined  in the  1940  Act)  and who  have no direct or indirect  financial  interest in the  operation of this Plan or in any  agreements  relating  to this Plan (the
"Independent  Trustees") may remove any broker, dealer, bank
or  other   institution  as  a  Recipient,   whereupon  such
entity's  rights as a third-party  beneficiary  hereof shall terminate.

(b)   "Qualified  Holdings" shall mean, as to any Recipient,
all  Shares  owned  beneficially  or of record  by: (i) such
Recipient,  or (ii) such  brokerage or other  customers,  or investment  advisory  or  other  clients  of such  Recipient and/or  accounts as to which such  Recipient  is a fiduciary or custodian or co-fiduciary or co-custodian  (collectively, the  "Customers"),  but in no event shall any such Shares be deemed  owned by more than one  Recipient  for  purposes  of this Plan.  In the event that two entities  would  otherwise qualify as Recipients  as to the same Shares,  the Recipient which is the dealer of record on the Fund's  books  shall be deemed the  Recipient as to such Shares for purposes of this
Plan.

3.    Payments.
      ---------

(a)  Under the Plan,  the Fund  will  make  payments  to the
Distributor,  within forty-five (45) days of the end of each calendar quarter,  in the amount of the lesser of: (i) 0.25%
on an  annual  basis  of the  average  during  the  calendar quarter  of the  aggregate  net asset  value of the  Shares, computed as of the close of each  business  day, or (ii) the
Distributor's  actual  expenses  under  the  Plan  for  that quarter of the type  approved by the Board.  Notwithstanding the  foregoing,  the  Fund  will not  make  payments  to the
Distributor in excess of the amount the Distributor  pays to
Recipients.  The  Distributor  will use  such  fee  received from  the  Fund in its  entirety  to  reimburse  itself  for payments to Recipients  and for its other  expenditures  and costs  of  the  type  approved  by  the  Board  incurred  in connection  with the  personal  service and  maintenance  of
Accounts  including,   but  not  limited  to,  the  services
described in the following  paragraph.  The  Distributor may make Plan  payments to any  "affiliated  person" (as defined in the  1940  Act) of the  Distributor  if  such  affiliated person qualifies as a Recipient.

The  services  to  be  rendered  by  the   Distributor   and
Recipients in connection  with the personal  service and the maintenance  of  Accounts  may  include,  but  shall  not be limited to, the following:  answering routine inquiries from the  Recipient's  customers  concerning the Fund,  providing such  customers  with  information  on their  investment  in
Shares,  assisting in the  establishment  and maintenance of accounts  or  sub-accounts  in the Fund,  making  the Fund's investment  plans and dividend  payment  options  available, and providing such other  information  and customer  liaison services and the  maintenance of Accounts as the Distributor or the  Fund  may  reasonably  request.  It may be  presumed that  a  Recipient  has  provided  services  qualifying  for compensation  under the Plan if it has Qualified Holdings of
Shares to  entitle  it to  payments  under the Plan.  In the event that either the  Distributor  or the Board should have
reason  to  believe  that,   notwithstanding  the  level  of
Qualified  Holdings,   a  Recipient  may  not  be  rendering
appropriate services,  then the Distributor,  at the request of the  Board,  shall  require  the  Recipient  to provide a written  report or other  information  to  verify  that said
Recipient   is  providing   appropriate   services  in  this
regard.  If the Distributor  still is not satisfied,  it may take appropriate  steps to terminate the Recipient's  status as such under the Plan,  whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

Payments  received  by the  Distributor  from the Fund under the  Plan  will  not be used to pay  any  interest  expense, carrying  charges or other financial costs, or allocation of overhead by the Distributor,  or for any other purpose other than  for the  payments  described  in this  Section  3. The amount  payable  to the  Distributor  each  quarter  will be reduced to the extent that reimbursement  payments otherwise permissible  under the Plan have not been  authorized by the
Board for that quarter.  Any unreimbursed  expenses incurred for any quarter by the  Distributor  may not be recovered in later periods.

The  Distributor   shall  make  payments  to  any  Recipient
quarterly,  within  forty-five  (45) days of the end of each calendar  quarter,  at a rate  not  to  exceed  0.25%  on an annual basis of the average  during the calendar  quarter of the aggregate  net asset value of the Shares  computed as of the close of each business day, of Qualified  Holdings owned beneficially  or of  record  by  the  Recipient  or  by  its
Customers.  However,  no such payments  shall be made to any
Recipient  for any  such  quarter  in  which  its  Qualified
Holdings  do  not  equal  or  exceed,  at the  end  of  such quarter, the minimum amount ("Minimum Qualified  Holdings"), if any,  to be set from  time to time by a  majority  of the
Independent Trustees.

Alternatively,  the  Distributor  may,  at its sole  option, make the  following  service fee  payments to any  Recipient quarterly,  within  forty-five  (45) days of the end of each calendar  quarter:  (A) "Advance  Service Fee Payments" at a rate not to exceed 0.25% of the average  during the calendar
quarter  of  the   aggregate  net  asset  value  of  Shares,
computed  as of the close of business on the day such Shares are  sold,  constituting  Qualified  Holdings,  sold  by the
Recipient  during that quarter and owned  beneficially or of record  by the  Recipient  or by  its  Customers,  plus  (B)
service  fee  payments  at a rate not to exceed  0.25% on an annual basis of the average  during the calendar  quarter of the aggregate net asset value of Shares,  computed as of the close of each business day, constituting  Qualified Holdings owned  beneficially  or of record by the Recipient or by its
Customers  for a period of more  than one (1)  year.  At the
Distributor's sole option,  Advance Service Fee Payments may be made more often than  quarterly,  and sooner than the end of the  calendar  quarter.  In the event Shares are redeemed less than one year  after the date such  Shares  were  sold,
the   Recipient   is   obligated   to  and  will  repay  the
Distributor  on demand a pro rata  portion  of such  Advance
Service  Fee  Payments,  based on the ratio of the time such
Shares were held to one (1) year.

A majority of the  Independent  Trustees  may at any time or from  time to  time  increase  or  decrease  and  thereafter adjust the rate of fees to be paid to the  Distributor or to any  Recipient,  but not to exceed the rate set forth above,
and/or   increase   or   decrease   the   number  of  shares
constituting  Minimum  Qualified  Holdings.  The Distributor
shall  notify  all  Recipients  of  the  Minimum   Qualified
Holdings and the rate of payments  hereunder  applicable  to
Recipients,  and shall provide each  Recipient  with written notice  within  thirty  (30) days  after any change in these provisions.  Inclusion  of such  provisions  or a change  in such  provisions  in  a  revised  current  prospectus  shall constitute sufficient notice.

(c)   Under the Plan,  payments  may be made to  Recipients:
(i)  by   OppenheimerFunds,   Inc.   ("OFI")  from  its  own
resources  (which  may  include  profits  derived  from  the advisory  fee it  receives  from the  Fund),  or (ii) by the
Distributor (a subsidiary of OFI), from its own resources.

4.    Selection  and  Nomination  of  Trustees.  While  this
      ----------------------------------------
Plan  is  in  effect,   the  selection  or   replacement  of
Independent  Trustees and the nomination of those persons to be Trustees of the Fund who are not "interested  persons" of the  Fund  shall  be  committed  to  the  discretion  of the
Independent  Trustees.  Nothing  herein  shall  prevent  the
Independent  Trustees  from  soliciting  the  views  or  the involvement  of others in such  selection or  nomination  if the final  decision on any such  selection and nomination is
approved  by  a  majority  of  the   incumbent   Independent
Trustees.

5.    Reports.  While this Plan is in effect,  the Treasurer
      -------
of the Fund  shall  provide  at least  quarterly  a  written report to the Fund's  Board for its  review,  detailing  the amount of all  payments  made  pursuant  to this  Plan,  the identity  of the  Recipient  of each such  payment,  and the purposes for which the payments were made.  The report shall state whether all  provisions of Section 3 of this Plan have been complied with. The Distributor  shall annually  certify to the Board the amount of its total expenses  incurred that year with  respect to the personal  service and  maintenance of Accounts in  conjunction  with the Board's  annual review of the continuation of the Plan.

6.    Related  Agreements.  Any  agreement  related  to this
      -------------------
Plan shall be in writing and shall  provide  that:  (i) such agreement may be terminated at any time,  without payment of any  penalty,  by  vote  of a  majority  of the  Independent
Trustees  or by a vote of the  holders of a  "majority"  (as defined  in the 1940 Act) of the Fund's  outstanding  voting securities  of  the  Class,  on not  more  than  sixty  days written  notice to any other  party to the  agreement;  (ii)
such agreement  shall  automatically  terminate in the event of its  "assignment"  (as defined in the 1940 Act); (iii) it shall go into  effect  when  approved by a vote of the Board and its  Independent  Trustees  cast in  person at a meeting called  for the  purpose  of voting on such  agreement;  and
(iv)  it  shall,   unless  terminated  as  herein  provided,
continue  in  effect  from year to year only so long as such continuance  is  specifically  approved at least annually by the Board and its  Independent  Trustees cast in person at a
meeting   called   for  the   purpose   of  voting  on  such
continuance.

7.    Effectiveness,    Continuation,   Termination   and
      ------------------------------------------------------
Amendment.  This  Plan  has been  approved  by a vote of the
----------
Independent  Trustees cast in person at a meeting  called on
April 23,  2002 for the  purpose  of  voting  on this  Plan.
Unless   terminated  as  hereinafter   provided,   it  shall
continue in effect until  renewed by the Board in accordance with the Rule and  thereafter  from year to year  thereafter or as the  Board  may  otherwise  determine  only so long as such continuance is specifically  approved at least annually by the Board and its Independent  Trustees by a vote cast in person  at a meeting  called  for the  purpose  of voting on such  continuance.  This Plan may be  terminated at any time by vote of a majority of the Independent  Trustees or by the vote of the holders of a "majority"  (as defined in the 1940
Act) of the Fund's  outstanding  voting  securities of Class
A. This Plan may not be amended to increase  materially  the amount of payments to be made without  approval of the Class
A  Shareholders,  in the  manner  described  above,  and all material  amendments must be approved by a vote of the Board and of the Independent Trustees.

8.    Disclaimer of Shareholder and Trustee  Liability.  The
      -------------------------------------------------
Distributor  understands  that the  obligations  of the Fund under  this  Plan  are  not  binding  upon  any  Trustee  or shareholder of the Fund  personally,  but bind only the Fund and the Fund's  property.  The  Distributor  represents that it has notice of the provisions of the  Declaration of Trust of the Fund  disclaiming  shareholder and Trustee  liability for acts or obligations of the Fund.

Oppenheimer Strategic Income Fund

        /s/ Robert G. Zack
By:   _____________________________
      Robert G. Zack
      Vice President and Secretary

OppenheimerFunds Distributor, Inc.

        /s/ Katherine P. Feld
By:   _____________________________
      Katherine P. Feld
      Vice President